Exhibit 99

From:	Corporate Communications	FOR IMMEDIATE RELEASE
Exelon Corporation
P.O. Box 805379
Chicago, IL 60680-5379

Contact:
Investor Relations: Marybeth Flater, 312.394.8354
Media Relations: Don Kirchoffner, 312.394.3001

Exelon Announces that Robert S. Shapard, Executive Vice President &
Chief Financial Officer Accepts New Position

Chicago (February 22, 2005) — Exelon today announced that Robert S. Shapard, executive vice president and chief financial officer, will be leaving the company, effective February 28, 2005, to become chief financial officer of Tenet Healthcare Corporation in Dallas, Texas. Shapard has been at Exelon since October 2002.

“Bob has been an integral part of our success and has brought a value perspective and financial discipline that will continue at Exelon,” said John W. Rowe, Exelon’s chairman, president and CEO. “We wish Bob the best and expect he will continue to be successful in this new opportunity.”

“I have thoroughly enjoyed the time at Exelon and believe they are well positioned going forward,” said Shapard. “The opportunity at Tenet is of great interest to me and is simply one I cannot pass up.”

“We expect to announce Bob’s successor shortly,” Rowe added.

-###-

Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.1 million customers and more than $14 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.